Exhibit 99.1

DIADEXUS ANNOUNCES LEADERSHIP CHANGES TO DRIVE AND SUPPORT FUTURE

GROWTH POTENTIAL

– Dr. Brian Ward to Retire as CEO by End of 2014 –

– Alexander Johnson, formerly of Novartis AG, to Join as President –

SOUTH SAN FRANCISCO, Calif.–(June 25, 2014) – diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced leadership changes designed to expedite execution of the company’s diversification and expansion plans to drive and support its future growth.

Brian Ward, Ph.D., diaDexus’ current chief executive officer and a director on the Board of Directors, will retire from the company by the end of 2014, and Alexander Johnson will join on August 4, 2014 as president.

To ensure an orderly transition with continued operational focus and execution, Lori Rafield, Ph.D., the current chairman of the board, will take the additional role of interim executive chair effective immediately.

“We are grateful to Brian who has played an instrumental role since joining in 2011 in building the company’s operational foundation and positioning the PLAC Tests as valuable and reliable tests to provide patients with information for predicting the risk of adverse cardiovascular events,” said Dr. Rafield. “We are excited to bring Alex on board as his expertise in diagnostics, business development and finance complements our current business strategy to develop and commercialize additional cardiovascular risk markers with potential for comparable commercial success to the PLAC tests. His strong transactional capabilities will help the company as it looks to further expand its pipeline and accelerate growth and value creation.”

Mr. Johnson brings deep experience in the healthcare and diagnostics industries including licensing and transaction structuring, business and commercial case development, health economics and pricing. He was previously with Novartis from 2009 to 2014 in a series of roles of increasing responsibility, most recently as director of Mergers and Acquisitions based in the company’s headquarters in Basel, Switzerland. Prior to his tenure in Switzerland, Mr. Johnson worked in Business Development and Licensing for Novartis Diagnostics where he oversaw multiple licensing deals and led the creation of a new transplantation diagnostics business. Mr. Johnson started his career in finance in the Global Healthcare Group at UBS Investment Bank. He holds a bachelor’s degree in Economics from Union College and a Masters of Business Administration from Columbia University.

“diaDexus is uniquely positioned for future growth and success because of its proven commercial products in cardiovascular risk assessment, an area of great unmet need for patients,” said Mr. Johnson. “I’m proud to join the talented team at diaDexus, and I look forward to leading the business into its next phase of product innovation and growth.”

diaDexus remains focused on the following business objectives for 2014:

•	Achieve revenue of $27-29 million for 2014

•	Progress toward achieving regulatory clearance for the marketing and sales of the PLAC Test for Lp-LPA2 Activity

•	Expand the PLAC Test core business by increasing awareness and utilization of both the PLAC Test ELISA Kit and the PLAC Test for Lp-PLA2 Activity

•	Establish feasibility and progress one of the new heart failure markers to the development stage by year-end

•	Continue to explore additional corporate partnering opportunities using Lp-PLA2 as a marker for risk prediction associated with inflammatory diseases.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company's PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company's PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company's website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements based on current expectations and assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include whether the management transition can be successfully implemented without disruption in the business and operations of the Company, whether diaDexus will be able to successfully develop and commercialize tests to measure MR-proADM, MR-proANP, CT-proET1 for clinical evaluations, the timing of when the development efforts may be completed, whether the Food and Drug Administration will clear any or all of these commercial tests, if at all, whether Thermo Fisher Scientific can meet the supply requirements of diaDexus and whether these tests will be ordered by physicians and reimbursed by public or private payers. Additional factors that could cause diaDexus' results to differ materially from those described in the forward-looking statements can be found in diaDexus' most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC's web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

diaDexus, Inc.

Lori Rafield, Ph.D., 650-246-6427

Interim Executive Chair and Chairman of the Board of Directors

Investor/Media Relations:

BrewLife

Nicole Foderaro, 415-946-1058

nfoderaro@brewlife.com

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